AMENDMENT NO. 4 TO THE
                                RIGHTS AGREEMENT
                             DATED DECEMBER 30, 1988

     THIS AGREEMENT is made and entered into as of this 15th day of December, 2000, by and between A.G. Edwards, Inc., a Delaware corporation (the "Company"), and Bank of New York, a New York corporation (the "Rights Agent").

                                   WITNESSETH:

     WHEREAS, the Company and Boatmen's Trust Company executed a Rights Agreement dated December 30, 1988 which was thereafter amended by Amendments No. 1, 2 and 3 to the Rights Agreement entered into as of May 24, 1991, June 22, 1995 and July 11, 1997, respectively (collectively, the "Rights Agreement");

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and Rights Agent are authorized to amend the Rights Agreement without the approval of any holders of Rights Certificates if, prior to the Distribution Date (as defined in the Rights Agreement), the Company deems the change to be necessary or desirable; and

     WHEREAS, the Company so deems it desirable and in the best interests of the Company and its stockholders to amend and change certain provisions of the Rights Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     SECTION 1. Amendment of Rights Agreement. (a) Section 1(a) of the Rights Agreement is hereby amended by striking therefrom the phrase ", without the prior approval of a majority of the Continuing Directors (as such term is hereinafter defined)".

     (b) Each of the definitions of "Continuing Director," "Offer," "Triggering Event," "Whole Board," and "Voting Stock" in Sections 1(h), 1(m), 1(s), 1(t) and 1(u), respectively, of the Rights Agreement are hereby deleted and replaced with "(RESERVED)".

     (c) Sections 1(j) and 11(a) of the Rights Agreement are hereby amended by replacing the references therein to "a majority of the Continuing Directors" with "the Board of Directors of the Company"; and Section 11(c) of the Rights Agreement is hereby amended by replacing the reference therein to "a majority of the Continuing Directors in office at the time" with "its Board of Directors".

     (d) Section 7(b) of the Rights Agreement, as amended, is hereby amended by replacing the reference therein to "$90.00 as of June 22, 1995" with "$150.00 as of December 15, 2000".

     (e) Section 11(c) of the Rights Agreement is hereby amended by adding at the end of such Section the following:
     "Notwithstanding the foregoing, the Board of Directors of the Company shall not be authorized to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding."

     (f) Section 13 of the Rights Agreement is hereby amended by adding, at the end of the first sentence of each of paragraphs (a), (b) and (c) of such Section, the following:

     "; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right"

     (g) Section 23 of the Rights Agreement is hereby amended in its entirety to read as follows:

     "(a)The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.

     (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to Section 23(a), evidence of which shall have been filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten days after the action of the Board of Directors ordering any such redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to the Rights Agent and to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is given in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date."

     (h) Section 26 of the Rights Agreement is hereby amended by adding at the end of such Section the following:

     "Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Section 1(a) hereof to not less than 10% (the "Reduced Threshold"); provided, however, that no Person who beneficially owns a number of shares of Common Stock equal to or greater than the Reduced Threshold shall become an Acquiring Person unless such Person shall, after the public announcement of the Reduced Threshold, increase its beneficial ownership of the then outstanding shares of Common Stock (other than as a result of an acquisition of such shares by the Company) to an amount equal to or greater than the greater of (x) the Reduced Threshold or (y) the sum of (i) the lowest beneficial ownership of such Person as a percentage of the outstanding shares of Common Stock as of any date on or after the date of the public announcement of such Reduced Threshold plus (ii) .001%."

     (i) Section 30 of the Rights Agreement is hereby amended by replacing the reference therein to "Missouri" with "Delaware".

     (j) Exhibit B (Summary of Rights to Purchase Common Stock) to the Rights Agreement is hereby amended in its entirety to the effect set forth in the Attachment to this Amendment No. 4.

     SECTION 2. Savings Clause. All of the provisions of the Rights Agreement not amended by this Agreement shall remain in full force and effect.

     SECTION 3. Miscellaneous. (a) This Agreement, as it amends the Rights Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and it supersedes all prior negotiations, commitments, representations and undertakings of the parties with respect to the subject matter hereof. Any terms used herein, which are not defined herein, shall have the meaning attached to them in the Rights Agreement.

     (b) This Agreement shall be binding upon and inure to the benefit of the Company, the Rights Agent and their respective successors and permitted assigns.

     (c) This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     (d) This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                           (SIGNATURE PAGE TO FOLLOW)

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and their respective corporate seals to be hereto affixed and attested, all on the day and year first above written.


     ATTEST:                            A.G. EDWARDS, INC.

     By:  /s/ Mary H. Vahlkamp               By: /s/ Douglas L. Kelly
           Name:  Mary H. Vahlkamp              Name:  Douglas L. Kelly
           Title:  Assistant Secretary          Title: Vice President


     ATTEST:                            BANK OF NEW YORK
                                             RIGHTS AGENT

     By:   /s/ Christine Briggs              By: /s/ Robert J. Rinaudo
       Name:  Christine Briggs                  Name:  Robert J. Rinaudo
       Title: Assistant Vice President          Title: Assistant Vice President


                                 ATTACHMENT
                      (Exhibit B to Rights Agreement)


                                                   EXHIBIT B

                   SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK


     On December 30, 1988, the Board of Directors of A.G. Edwards, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of common stock, $1.00 par value (the "Common Stock"), of the Company to stockholders of record at the close of business on January 18, 1989 (the "Record Date"). Except as set forth below, each Right, when exercisable, entitles the registered holder to purchase from the Company one share of Common Stock, at a price of $150.00 per share (the "Purchase Price"), subject to adjustment. The Purchase Price may be paid in cash or certified check, or by surrender of shares of Common Stock of the Company. The description and terms of the Rights are set forth in a Rights Agreement (as amended, the "Rights Agreement") between the Company and the Bank of New York, a New York corporation, as Rights Agent.

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. Until the earlier to occur of (i) a public announcement that, without the prior consent of the Company, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of 20% or more of the outstanding Common Stock of the Company or (ii) ten days (unless such date is extended by the Board of Directors) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate together with this Summary of Rights. The Company may reduce the threshold at which a person or group becomes an Acquiring Person from 20% to not less than 10% of the outstanding common stock.

     A person shall not be deemed to be an Acquiring Person, and therefore the Rights Certificates will not be distributed, if the person represents to the Company that: (i) the person did not intend to beneficially own 20% or more of the Company's Common Stock; (ii) the person intends to sell, within five (5) business days, enough shares so he will beneficially own less than 20% of the Company's Common Stock; and, (iii) such person in fact sells such shares to an unaffiliated party or parties and someone other than the Company. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with Common Stock certificates. From as soon as practicable after the Record Date and until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date (with or without this Summary of Rights attached) will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and the separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of June 25, 2005, or the time at which the Rights are redeemed by the Company as described below.

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock, certain convertible securities or securities having the same or more favorable rights, privileges and preferences as the Common Stock at less than the current market price of the Common Stock or
(iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above).

     In the event that, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which the Common Stock is exchanged or changed, or more than 50% of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the Purchase Price of the Right (such right being called the "Merger Right").

     In the event that a person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock of the Company, proper provision shall be made so that each holder of a Right will for a 60-day period thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the Purchase Price of the Right, subject to the availability of a sufficient number of authorized but unissued shares (such right being called the "Subscription Right"). The 60 day subscription period may be increased or decreased by the Board of Directors. Except as described below, the holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. By action of the Board of Directors, the Company may permit the Rights to be exercised for 50% of the shares of Common Stock that would otherwise be purchasable in consideration of the surrender to the Company of the Rights so exercised and without other payment of the Purchase Price. However, the Board of Directors shall not be authorized to effect such exchange at any time after any person or group of affiliated or associated persons becomes the beneficial owner of 50% or more of the Common Stock then outstanding. Rights so exercised are deemed exercised in full and will be cancelled.

     Upon the occurrence of any of the events giving rise to the exercisability of the Subscription Right or the Merger Right, any Rights that are or were at any time owned by an Acquiring Person engaging in any of such transactions or receiving the benefits thereof on or after the time the Acquiring Person becomes such shall become void insofar as they relate to the Subscription Right or the Merger Right.

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     At any time prior to such time as any Person becomes an Acquiring Person (the "Stock Acquisition Date") the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board of Directors. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.